Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:
Heide Erickson
Capella Education Company
612.977.5172
Heide.Erickson@capella.edu

Media Contact:
Mike Buttry
Capella Education Company
612.977.5499
Mike.Buttry@capella.edu

Capella Education Company Reports Third Quarter 2012 Results

MINNEAPOLIS, October 23, 2012 - Capella Education Company (NASDAQ: CPLA), a provider of online post-secondary education, primarily through its wholly owned subsidiary Capella University, today announced financial results for the three months ended Sept. 30, 2012.

“We are pleased to report year-over-year new enrollment growth within a continued challenging overall market environment,” said Kevin Gilligan, chairman and chief executive officer. “This performance is further indication that our business fundamentals are stabilizing. We continue to focus on innovation to further differentiate Capella's value proposition by improving the affordability of education and more tightly aligning our programs with the needs of employers.”

For the three months ended Sept. 30, 2012:

•	Revenues were $99.3 million, compared to $102.3 million in the third quarter of 2011, a decrease of 2.9 percent.

•	Capella University total active enrollment decreased 2.1 percent to 34,989 and new enrollment increased by 10.5 percent from third quarter 2011.

•	Operating income was $8.3 million, compared to $14.9 million for the same period in 2011. Operating margin was 8.3 percent, compared to 14.5 percent for the third quarter 2011.

•	Net income attributable to Capella Education Company for the third quarter of 2012 was $5.1 million, compared to $9.9 million for the same period in 2011.

•	Diluted net income per share was $0.39, compared to $0.66 for the same period in 2011.

For the nine-month period ended Sept. 30, 2012:

•	Revenues decreased by 1.6 percent to $314.9 million, compared to $320.1 million for the same period in 2011.

•	Operating income for the nine-month period ended Sept. 30, 2012 was $44.3 million, or 14.1 percent of revenue, compared to $61.2 million, or 19.1 percent of revenue during the same period in 2011.

•	Net income was $27.8 million or $2.07 per diluted share outstanding, compared to $40.1 million or $2.56 per share for the same period in 2011.

Balance Sheet and Cash Flow

As of Sept. 30, 2012, the Company had cash, cash equivalents, and marketable securities of $117.4 million, compared to $127.0 million at Dec. 31, 2011, and no debt for the same periods.

Cash flow from operations for the nine months ended Sept. 30, 2012 was $48.7 million compared to $55.7 million in the same period a year ago.

Share Repurchase

The Company repurchased approximately 1.1 million shares of Capella stock for total consideration of $38.8 million during the nine-month period ended Sept. 30, 2012. In the third quarter 2012, the Company repurchased approximately 422,000 shares of Capella stock for total consideration of $13.3 million. The remaining authorization as of the end of the third quarter was $20.9 million.

Outlook

For the fourth quarter ending Dec. 31, 2012, Capella University new enrollment growth is expected to be approximately flat in a continuing soft demand environment, compared to fourth quarter 2011. Total enrollment is expected to decline by about 4.0 to 5.0 percent and consolidated revenue is expected to decline by about 3.5 to 4.5 percent compared to fourth quarter 2011.

The consolidated operating margin is anticipated to be approximately 13.5 to 14.5 percent of total revenue for the fourth quarter of 2012 compared to 17.2 percent in the same period last year. The year-over-year change is in part due to Capella University's lower revenue expectations related to lower enrollment and increases in spending related to our learner success initiatives.

“While we are encouraged that Capella's business is stabilizing, we expect continued quarter-to-quarter volatility,” said Steve Polacek, senior vice president and chief financial officer. “We are confident in our strategies and are diligently managing costs as we position Capella for long-term sustainable growth and shareholder value creation.”

Forward-Looking Statements

Certain information in this news release does not relate to historical financial information, including statements relating to our future prospects and our expectations regarding our revenues, enrollment, and operating performance, and may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions investors not to place undue reliance on any such forward-looking statements, which are based on information available at the time those statements are made or management's good faith belief as of that time with regard to future events, and should not be read as a guarantee of future performance or results. Such statements are subject to certain risks and uncertainties that could cause the company's actual results in the future to differ materially from its historical results and those presently anticipated or projected. The company undertakes no obligation to update its forward-looking statements to reflect events or circumstances arising after such date.

Among these risks and uncertainties are any failure to materially comply with the extensive regulatory framework applicable to us, including compliance with Title IV of the Higher Education Act and the regulations thereunder; complying with U.S. Department of Education rules, including those regarding incentive compensation; maintaining our business in accordance with regional and specialized accreditation standards and state regulatory and program approval requirements; changes in the administration, funding and availability for Title IV programs; responding to any additional governmental inquiries into our financial aid practices; attracting and retaining high quality, academically prepared learners; updating and expanding the content of existing programs and developing new programs; the review of our business and financial aid practices by governmental authorities, including changes in applicable federal and state laws and regulations and accrediting agency policies, such as recently revised Higher Learning Commission accreditation standards, and requests for information from the Minnesota Office of Higher Education and other states; maintaining and expanding existing commercial relationships with employers and developing new such relationships; effectively instituting changes in our marketing and brand management approach and with the use of aggregators; improving our learner cohort retention rate; improving our conversion rates; keeping up with advances in technology important to the online learner experience; successfully identifying and integrating acquisitions; complying with regulations applicable to our international operations; managing operational challenges with acquired entities; using business technology to accurately store, process and report relevant data; effectively implementing cost reductions in our business; managing increases in our expenses; and managing risks associated with the overall competitive environment and general economic conditions.

Other factors that could cause the company's results to differ materially from those contained in its forward-looking statements are included under, among others, the heading "Risk Factors" in our most recent Form 10-K and Form 10-Qs on file with the Securities and Exchange Commission and other documents filed by the company with the Securities and Exchange Commission.

Conference Call

Capella will discuss its third quarter 2012 results and outlook during a conference call scheduled today, Oct. 23, 2012, at 9:00 a.m. Eastern time (ET). To participate in the live call, investors should dial 866.385.4179 (domestic) or 702.928.7882 (international) at 8:50 a.m. (ET), conference ID# 32477833. The webcast, including the accompanying presentation, will be available on the Capella Education Company Web site at www.capellaeducation.com. A replay of the call will be available starting on Oct. 23, 2012 through Oct. 30, 2012, at 855.859.2056 (domestic) or 404.537.3406 (international), conference ID# 32477833. It will also be archived at www.capellaeducation.com in the investor relations section for 60 days.

About Capella Education Company

Founded in 1991, Capella Education Company is a leader in online education, primarily through our wholly owned subsidiary Capella University, a regionally accredited* online university. In addition, Capella Education Company offers online education through Resource Development International Ltd. (RDI), an independent provider of United Kingdom (UK) university distance learning qualifications. Capella Education Company also owns an innovative startup company called Sophia (http://www.sophia.org) - a social teaching and learning platform that integrates education with technology.

Capella University offers online graduate degree programs in business, counseling, education, health administration, homeland security, human resource management, human services, information technology, nonprofit management and leadership, nursing, psychology, public administration, public health, public safety, and social work, and bachelor's degree programs in business, information technology, nursing, psychology, and public safety. These academic programs are designed to meet the needs of working adults, combining high quality, competency-based curricula with the convenience and flexibility of an online learning format. Currently, Capella University offers 44 graduate and undergraduate degree programs with 149 specializations. Nearly 35,000 learners were enrolled as of Sept. 30, 2012, with about 75 percent of learners enrolled in graduate degree programs. For more information about Capella Education Company, please visit http://www.capellaeducation.com. For more information about Capella University, please visit http://www.capella.edu or call 1.888.CAPELLA (227.3552).

Resource Development International Ltd. partners with a number of the top 100 universities in the UK to develop, validate and deliver UK higher education qualifications, predominantly through online courses. For more information, visit http://www.rdi.co.uk.

Sophia is a first-of-its-kind social education platform that offers students many ways to learn by making free, credible, academic content available to anyone, anywhere, at anytime. The site offers tens of thousands of tutorials created by hundreds of teachers and experts that are taught in a variety of ways. The platform further enhances the learning process by offering quizzes, assessing learning preferences and providing learning paths. For more information, visit www.sophia.org.

*Capella University is accredited by The Higher Learning Commission and is a member of the North Central Association of Colleges and Schools (NCA), http://www.ncahlc.org. Capella University, Capella Tower, 225 South Sixth Street, Ninth Floor, Minneapolis, MN 55402, 1.888.CAPELLA (227.3552), http://www.capella.edu.

# # #

CAPELLA EDUCATION COMPANY
Consolidated Balance Sheets
(In thousands, except par value)

	As of September 30, 2012	As of December 31, 2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$99,294	$61,977
Marketable securities	18,093	65,067
Accounts receivable, net of allowance of $5,090 at September 30, 2012 and $5,789 at December 31, 2011	17,559	18,239
Prepaid expenses and other current assets	12,161	12,493
Deferred income taxes	3,101	3,452
Total current assets	150,208	161,228
Property and equipment, net	46,946	50,713
Goodwill	16,916	16,980
Intangibles, net	5,143	6,552
Total assets	$219,213	$235,473
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,951	$8,977
Accrued liabilities	23,226	29,306
Income taxes payable	—	2,427
Deferred revenue	11,710	7,769
Total current liabilities	43,887	48,479
Deferred rent	4,149	4,215
Other liabilities	6,564	6,425
Deferred income taxes	10,521	12,575
Total liabilities	65,121	71,694

Redeemable noncontrolling interest	—	1,180

Shareholders’ equity:
Common stock, $0.01 par value: Authorized shares — 100,000; Issued and Outstanding shares — 12,799 at September 30, 2012 and 13,882 at December 31, 2011	128	139
Additional paid-in capital	98,670	103,900
Accumulated other comprehensive income	86	307
Retained earnings	55,208	58,253
Total shareholders’ equity	154,092	162,599
Total liabilities and shareholders’ equity	$219,213	$235,473

CAPELLA EDUCATION COMPANY
Consolidated Statements of Income
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(Unaudited)
Revenues	$99,309	$102,306	$314,889	$320,061
Costs and expenses:
Instructional costs and services	44,398	42,523	136,190	127,528
Marketing and promotional	32,964	33,673	98,537	99,812
General and administrative	13,664	11,253	35,886	29,631
Reduction of workforce	—	—	—	1,862
Total costs and expenses	91,026	87,449	270,613	258,833
Operating income	8,283	14,857	44,276	61,228
Other income (expense), net	(21)	477	(4)	1,474
Income before income taxes	8,262	15,334	44,272	62,702
Income tax expense	3,139	5,549	16,630	23,037
Net income	5,123	9,785	27,642	39,665
Net loss attributable to noncontrolling interest	—	149	186	394
Net income attributable to Capella Education Company	$5,123	$9,934	$27,828	$40,059
Net income attributable to Capella Education Company per common share:
Basic	$0.39	$0.66	$2.08	$2.57
Diluted	$0.39	$0.66	$2.07	$2.56
Weighted average number of common shares outstanding:
Basic	12,974	15,006	13,351	15,588
Diluted	13,033	15,062	13,412	15,668

CAPELLA EDUCATION COMPANY
Consolidated Statements of Cash Flows
(In thousands)

	Nine Months Ended September 30,
	2012	2011
	(Unaudited)
Operating activities
Net income	$27,642	$39,665
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for bad debts	11,997	6,744
Depreciation and amortization	21,721	17,369
Amortization of investment discount/premium	590	1,663
Impairment of property and equipment	1,150	35
Loss (gain) on disposal of property and equipment	78	(38)
Share-based compensation	3,108	3,191
Excess tax benefits from share-based compensation	(64)	(70)
Deferred income taxes	(1,577)	4,873
Changes in operating assets and liabilities:
Accounts receivable	(11,337)	(9,453)
Prepaid expenses and other current assets	2,329	(5,596)
Accounts payable and accrued liabilities	(5,710)	(3,569)
Income tax payable	(5,164)	(625)
Deferred rent	(66)	765
Deferred revenue	3,988	756
Net cash provided by operating activities	48,685	55,710
Investing activities
Capital expenditures	(17,964)	(20,020)
Proceeds from the sale of property and equipment	303	—
Payment for acquisition, net of cash acquired	—	(12,640)
Redemption of noncontrolling interest	(1,576)	—
Purchases of marketable securities	(653)	(3,500)
Sales and maturities of marketable securities	46,650	30,685
Net cash provided by (used in) investing activities	26,760	(5,475)
Financing activities
Excess tax benefits from share-based compensation	64	70
Net proceeds from exercise of stock options	577	1,558
Repurchases of common stock	(38,764)	(77,271)
Net cash used in financing activities	(38,123)	(75,643)
Effect of foreign exchange rates on cash	(5)	12
Net increase (decrease) in cash and cash equivalents	37,317	(25,396)
Cash and cash equivalents at beginning of period	61,977	77,416
Cash and cash equivalents at end of period	$99,294	$52,020
Supplemental disclosures of cash flow information
Income taxes paid	$23,449	$22,160
Noncash transactions:
Purchase of equipment included in accounts payable and accrued liabilities	$433	$1,277

CAPELLA EDUCATION COMPANY
Other Information

	September 30,
Capella University Enrollment by Degree (a):	2012	2011	% Change
PhD/Doctoral	10,836	11,248	(3.7)%
Master's	15,374	16,688	(7.9)%
Bachelor's	8,013	7,494	6.9%
Other	766	325	135.7%
Total	34,989	35,755	(2.1)%

(a) Enrollment as of September 30, 2012 and 2011 is the enrollment as of the last day of classes for the quarter ended September 30, 2012 and 2011, respectively.